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                                                                    EXHIBIT 3.11

                                 SECOND AMENDED
              CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND
                                 LIMITATIONS OF
                     SERIES H CONVERTIBLE PREFERRED STOCK,
                                 NO PAR VALUE,
                              OF EVRO CORPORATION


     EVRO Corporation (the "Corporation"), organized and existing under Florida law, hereby certifies that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation and Section
607.0602 of the Florida Business Corporation Act, the Board of Directors by written action taken on October 9, 1995, adopted a Resolution providing for the amendment and restatement of the Corporation's Certificate of Designation, Preferences, Rights and Limitations for its Series H Convertible Preferred Stock, which Series was created by the Corporation's filing with the Florida Department of State, on August 4, 1995, of its Certificate of Designation, Preferences, Rights and Limitations therefor and, on September 20, 1995, the Amendment to the Certificate of Designation, Preferences, Rights and Limitations therefor, which Resolution is hereafter set forth in its entirety.

     RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, a series of the Corporation's authorized class of preferred stock, no par value, is hereby established as "Series H Convertible Preferred Stock" (hereinafter referred to as the Series H Preferred Stock), which series consists of 100,000 authorized shares. The issued and outstanding shares of the Series H Preferred Stock, as they may exist from time to time, are sometimes referred to below as the "Shares". The preferences and relative, participating, optional or other special rights of, and the qualifications, limitations and restrictions imposed upon the Series H Preferred Stock shall be as follows:

     1. No Dividends.

        This Series H Preferred Stock shall not bear dividends.

     2. Redemption Rights.

        (a) Voluntary. Shares of the Series H Preferred Stock shall be redeemable, in whole or in part, at the option of the Corporation, by resolution of its Board of Directors adopted, at any time on or after June 30, 1996, at a price equal to the sum of $125.00 per Share. In the event that less than all of the outstanding Shares of Series H Preferred Stock are redeemed at any one time, the Shares to be redeemed shall be selected in a non-discriminatory manner to be determined by the Board of Directors of the Corporation. Not less than 30 nor more than 60 days prior to the date fixed for redemption of any Shares of Series H Preferred Stock, a notice specifying the time and place of such redemption shall be given to all holders of record of Shares of Series H Preferred Stock, at their respective addresses as the same shall appear on the stock books of the Corporation, but no failure on the part of the shareholder to receive such


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     notice and no defect in the wording of the notice shall affect the validity of the proceedings adopted with respect to the redemption of any such Shares. After the Corporation has furnished its notice of redemption, each holder of Shares of Series H Preferred Stock called for redemption may, on or before the close of the last business day preceding the designated redemption date, convert such Shares into shares of common stock of the Corporation in accordance with the conversion privileges set forth in Section 5 hereof.

           (b) Effect of Redemption. On the redemption date determined under subsection (a), each shareholder, some or all of whose Shares of Series H Preferred Stock are being redeemed, shall tender such Shares for cancellation by the Corporation and against payment of the redemption price. Upon the consummation of any such redemption, each holder of Shares of Series H Preferred Stock whose Shares have been redeemed shall cease to be a shareholder with respect to such Shares, shall have no interest in or claim against the Corporation by virtue thereof and shall have no voting or other rights with respect to such Shares as are redeemed. Any Shares of Series H Preferred Stock received by the Corporation upon redemption shall resume the status of authorized but unissued Shares of preferred stock.

     3. No Voting Rights. Except as required by Florida Business Corporation Act, the holders of the Shares shall have no voting rights.

     4. Priority in the Event of Liquidation or Dissolution. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation and before any distribution shall be made to the holder of any class of the common stock of the Corporation, each holder of Series H Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, the sum of $125.00 in cash for each Share of Series H Preferred Stock so held subject to the first priority of all holders of the Corporation's Series A 10% Preferred Shares and Series B 8% Preferred Shares to receive $1.00 per share in cash plus all accrued but unpaid dividends, Series C Preferred Shares to receive $10.00 per share and Series D Preferred, Series E Preferred, Series F Preferred and Series I Preferred to receive $1.00 per share. After payment shall have been made in full to the holder of Series H Preferred Stock, or funds necessary for such payment shall have been set aside in trust for the exclusive benefit of such holders, the holders of the Series H Preferred Stock shall be entitled to no further participation in any distribution of the assets of the Corporation.

     5. Conversion of Preferred Stock into Common Stock.

        (a) In General. Subject to the provisions of this Section 5, each holder of record of Shares of Series H Preferred Stock shall have the right, at his option, at any time on or prior to June 30, 1997, to convert each Share then held by him into fully paid and


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      nonassessable shares of the Corporation's authorized common capital stock, no par value (the "Common Stock") at a conversion price equal to the greater of the Common Stock's market value, as determined below, or $2.00, ("Conversion Price"). In order to determine the actual number of shares of Common Stock the holder shall be entitled to receive upon conversion of the Shares into Common Stock, the actual number of Shares being offered for conversion shall be multiplied by 125, with the product then being divided by the Conversion Price. For purposes of this Agreement, the market value of the Company's Common Stock shall be determined as follows:
      (a) if at the time of valuation the Company's Common Stock is listed on any national securities exchange, the average closing price on such exchange for the ten day period prior to conversion, or, if listed on more than one exchange, on the exchange on which the Company's Common Stock shall have had the largest total trading volume; (b) if at the time of valuation the Company's Common Stock is publicly traded but not listed on any national securities exchange, the average of the average closing bid and asked prices appearing on the National Association of Securities Dealers, Inc. Automated Quotation System (NASDAQ) for the ten day period preceding the conversion date or, if not listed on NASDAQ, the average of the average closing bid-and-asked prices as reported by the National Quotation Bureau, Inc. or a comparable general quotation service; or (c) if at the time of valuation the Company's Common Stock is not publicly traded, the net book value per share as reflected on the Corporation's audited consolidated balance sheet for its latest fiscal year ending prior to the valuation date. In case any Shares of the Series H Preferred Stock shall have been called for redemption, such right of conversion in respect of the Shares so called shall cease and terminate at the close of the last business day immediately preceding the date fixed for the redemption of such Shares, unless thereafter default shall occur in the payment of the redemption price.

           (b) Procedure. Any holder of Shares of Series H Preferred Stock desiring to convert any such Share into Common Stock shall surrender each certificate representing one or more Shares of such Stock to be converted, duly endorsed to the Corporation or in blank, at the principal business office of the Corporation (or such other place as may be designated by the Corporation), and shall give written notice to the Corporation at that office of his election to convert the same, setting forth therein the name or names (with the address or addresses) in which the shares of Common Stock are to be issued. If the last day for any exercise of the conversion right shall be a legal holiday or a day on which federally chartered banking institutions are authorized by law to close, then such conversion right may be exercised on the next succeeding day not a legal holiday or a day on which such banking institutions are authorized by law to close.

           (c) Additional Provisions. Conversion of Series H Preferred Stock shall be subject to the following additional terms and provisions:



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               (1) Replacement Certificates.  As promptly as practicable after the surrender for conversion of any Series H Preferred Stock, the Corporation shall deliver or cause to be delivered at the principal office of the Corporation (or such other place as may be designated by the Corporation), to or upon the written order of the holder of such Series H Preferred Stock, one or more certificates representing the shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may reasonably direct. Shares of the Series H Preferred Stock shall be deemed to have been converted as of the close of business on the date of the surrender of the Series H Preferred Stock for conversion, as provided above, and the rights of the holders of such Series H Preferred Stock shall cease at such time, and each person in whose name a certificate for such shares is to be issued shall be treated for all purposes as having become the record holder of such Common Stock at such time; provided, however, that any such surrender on any date when the stock transfer books of the Corporation shall be closed shall constitute the person in whose name each certificate for such shares is to be issued as the record holder thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open.

               (2) Subdivisions or Combinations. In the event that the Corporation shall at any time prior to a particular conversion subdivide or combine its outstanding shares of Common Stock into a greater or lesser number of such shares, the number of shares of Common Stock issuable upon conversion of the Series H Preferred Stock shall be proportionately increased in the case of a subdivision or decreased in the case of a combination, effective in either case at the close of business on the date which such subdivision or combination shall become effective.

               (3) Recapitalizations. In the event that the Corporation shall be recapitalized, consolidated with or merged into any other corporation, or shall sell or convey to any other corporation all or substantially all of its property as an entity, provision shall be made as part of the terms of such recapitalization, consolidation, merger, sale or conveyance for each holder of Series H Preferred Stock to thereafter receive in lieu of the Common Stock otherwise issuable to him upon conversion of his Preferred Stock, but at the conversion ratio stated in this Section 5, the same kind and amount of securities or assets as may be distributable upon such recapitalization, consolidation, merger, sale or conveyance, with respect to the Common Stock of the Corporation.

               (4) Successive Adjustments. The adjustments hereinabove referenced shall be made successively if more than one event listed in the above subdivisions of this subsection (c) of this Section 5 shall occur.


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               (5)  No Fractional Shares.  The Corporation shall not be required to issue any fractions of shares of Common Stock upon conversions of Series H Preferred Stock. If any interest in a fractional share of Common Stock would otherwise be deliverable upon the conversion of any Series H Preferred Stock, the Corporation shall make adjustment for such fractional share interest by payment to the converting shareholder of cash in an amount bearing the same ratio to the fair market value of a whole share of Common Stock of the Corporation, as determined by the Corporation's Board of Directors, as the fractional interest to which the shareholder would otherwise be entitled bears to a whole share of Common Stock.

               (6) No Adjustments. No adjustment of the conversion ratio shall be made by reason of:

                    (A) the payment of any cash dividend on the Common Stock or any other class of the capital stock of the Corporation;

                    (B) the purchase, acquisition, redemption or retirement by the Corporation of any shares of the Common Stock or of any other class of the capital stock of the Corporation, except as provided in subdivision (3) of this subsection (c);

                    (C) the issuance, other than as provided in the subdivisions of this subsection (c), of any shares of Common Stock of the Corporation, or of any securities convertible into shares of Common Stock or other securities of the Corporation, or of any rights, warrants or options to subscribe for or purchase shares of the Common Stock or other securities of the Corporation, or of any other securities of the Corporation, provided that in the event the Corporation offers any of its securities, or any rights, warrants or options to subscribe for or purchase any of its securities, to the holders of its Common Stock pursuant to any preemptive or preferential rights granted to holders of Common Stock by the Certificate of Incorporation of the Corporation, or pursuant to any similar rights that may be granted to such holders of Common Stock by the Board of Directors of the Corporation, the Corporation shall mail written notice of such offer to the holders of the Series H Preferred Stock then of record at least 20 days prior to the record date for the determination of holders of the Common Stock entitled to receive any such offer so as to provide such holders with a reasonable period of time within which to determine whether to exercise their rights of conversion;


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                    (D) any offer by the Corporation to redeem or acquire shares of its Common Stock by paying or exchanging therefor stock of another corporation or the carrying out by the Corporation of the transactions contemplated by such offer, provided that at least
               20 days prior to the expiration of any such offer the Corporation shall mail written notice of such offer to the holders of the Series H Preferred Stock then of record; or

                    (E) the distribution to holders of Common Stock of stock or other securities of another issuer, if the issuers of such securities shall be engaged at the time of such distribution in a business (i) which shall have been previously operated on a divisional or subsidiary basis by an entity acquired by the Corporation and (ii) which shall be distinct from the principal business of the entity to be acquired.

               (7) The Corporation shall at all times reserve and keep available solely for the purpose of issuance upon conversion of Series H Preferred Stock, as herein provided, such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding Series H Preferred Stock.

               (8) All shares of Common Stock which may be issued upon conversion of the shares of Series H Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

          (d) Expenses. The issuance of certificates representing shares of Common Stock upon conversion of the Series H Preferred Stock shall be made to each applicable shareholder without charge for any excise tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record of the Series H Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid or is not due and payable.

          (e) Verification. Upon the occurrence of each adjustment or readjustment of the conversion ratio pursuant hereto, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Series H Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.
      The Corporation shall, upon the written request at any time of any holder of Series H Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such


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      adjustment or readjustment, (b) the conversion ratio at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of his Shares.

           (f) Status of Converted Stock. In case any Shares of Series H Preferred Stock shall be converted, the Shares so converted shall resume the status of authorized but unissued shares of preferred stock.

     6. Limitations on Corporation; Shareholder Consent. So long as any Shares of Series H Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or the written consent as provided by law of 80% of the holders of the outstanding Shares, voting as a class, change the preferences, rights or limitations with respect to the Series H Preferred Stock in any material respect prejudicial to the holders thereof, or increase the authorized number of Shares of such Series, but nothing herein contained shall require such a class vote or consent (a) in connection with any increase in the total number of authorized shares of Common Stock, or (b) in connection with the authorization, designation, increase or issuance of any series of preferred stock holding liquidation preference equal to or subordinate to the Series H Preferred Stock. Further, no such vote or written consent of the holders of the Series H Preferred Stock shall be required if, at or prior to the time when such change is to take effect, provision is made for the redemption of all Shares at the time outstanding; and the provisions of this paragraph 6, shall not in any way limit the right and power of the Corporation to issue any bonds, notes, mortgages, debentures and other obligations, and to incur indebtedness to banks and to other lenders.

     7. Stated Capital. Of the consideration received by the Corporation in exchange for the issuance of each share of the Series H Preferred Stock, $125.00 shall constitute paid in capital.

     8. Notices. All notices or other communications required or permitted to be given pursuant to this resolution shall be in writing and shall be considered as properly given or made if hand delivered, mailed by certified or registered mail, return receipt requested, or sent by prepaid telegram, if to the Corporation at its address indicated in its Annual Report as most recently filed with the Florida Department of State, and if to a holder of Series H Preferred Stock at the address set forth in the shareholder records as maintained by the Corporation, or to such other address as any such shareholder may have designated by like notice forwarded to the Corporation. All notices, except notices of change of address, shall be deemed given when mailed or hand delivered and notices of change of address shall be deemed given when received.


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     IN WITNESS WHEREOF, EVRO Corporation has caused its corporate seal to be hereunto affixed and this Certificate to be executed by its Vice President and Assistant Secretary as of October 9, 1995.

                                       /s/ Christopher P. Dona
                                       -----------------------------------
                                       Christopher P. Dona, Vice President

                                       /s/ O. Don Lauher
                                       -----------------------------------
                                       O. Don Lauher, Assistant Secretary

STATE OF FLORIDA   )
                   )  SS.
COUNTY OF ORANGE   )

     This instrument was acknowledged before me on October 9, 1995 on behalf of EVRO Corporation by Christopher P. Dona, its Vice President.

                                       /s/ Karen D. Jackson
                                       ----------------------------------
                                       Notary Public

                                       My Commission Expires: 6/25/98


STATE OF FLORIDA   )
                   ) SS.
COUNTY OF ORANGE   )

     This instrument was acknowledged before me on October 16, 1995 on behalf of EVRO Corporation by O. Don Lauher, its Assistant Secretary.

                                       /s/ Karen L. Bohn
                                       ----------------------------------
                                       Notary Public

                                       My Commission Expires: 9/10/96